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                                                                Exhibit 99.2

Monday February 21, 6:02 pm Eastern Time

Company Press Release

U.S.A. Floral Products, Inc. Announces
Resignation of W. Michael Kipphut, CFO

WASHINGTON--(BUSINESS WIRE)--Feb. 21, 2000--U.S.A. Floral Products, Inc. (Nasdaq:ROSI-news) announced today that its Chief Financial Officer, W. Michael Kipphut, has resigned effectively immediately. According to Mr. Kipphut, his future business endeavors lie outside the floral distribution industry.

Michael Broomfield, Chief Executive Officer of U.S.A. Floral Products commented, "We appreciate Mike's efforts on behalf of U.S.A. Floral Products and wish him well in his new pursuits. We will be announcing a replacement for Mike in the near future. During this period, Andrew Cooke, VP of Finance will assume all company responsibilities of the CFO role."

Founded in April 1997, U.S.A. Floral Products is the world's largest floral supplier. The Company was formed to create a fully integrated international floral product distribution business. U.S.A. Floral Products engages primarily in the importation and wholesale distribution of floral and floral-related products. The Company also provides pre-packaged floral bouquets and arrangements to retail florists and mass market retailers, engages in brokerage services for wholesalers of both international and domestic cut flowers, and provides floral fulfillment and shipping services to direct shippers.

Contact:
   G. Andrew Cooke
   Vice President of Finance
   202/333-0800